Exhibit 99.01

FOR IMMEDIATE RELEASE

                                                                January 14, 2005



             EMPS CORPORATION ANNOUNCES SIGNING OF LETTERS OF INTENT


         SALT LAKE CITY, UTAH (PR Newswire) EMPS Corporation (OTC Bulletin
Board: "EPSC") announced that through its operating subsidiary in Kazakhstan, Caspian Services Group Ltd, the Company has entered into Letters of Intent with Saipem SpA to provide five shallow draft vessels in support of offshore pipeline construction activities ongoing in the vast Kashagan oilfield in the North Caspian Sea. One of the vessels will be supplied from the Company's existing fleet. The remaining four will be new additions to the Company's fleet, either through acquisition or leasing. At least two of the vessels will be newly commissioned. All vessels will be mobilized to the Caspian Sea in November 2005 for an initial contract period of two years.

         EMPS Corporation CFO and Interim President, Laird Garrard, stated, "the Letters of Intent represent commitments that will result in approximately $11 million of revenue to the Company over the term of the agreements. Further, these agreements underscore the fact that EMPS Corporation is recognized internationally as a leading provider of high quality workboats to in the Caspian region."

         In addition to its vessel fleet, the Company has subsidiaries that provide other oilfield services such as lodging and desalinated water in the port of Bautino and geophysical and seismic services to both offshore and on-shore oil and gas concessionaires. The Company maintains corporate offices in Salt Lake City, Utah, Almaty, Kazakhstan and Aktau, Kazakhstan.

Contacts:
In the US:                 Marat Cherdabayev, Vice President
                           (801) 746-3700; email: m.cherdabayev@empscorp.com

In Kazakhstan:             Laird Garrard, CFO-Interim President
                           +7 300 7137142; E-mail: lgarrard@nursat.kz

The information contained in this release includes forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially. Certain statements contained herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied. Forward-looking statements involve risks and uncertainties, including but not limited to, such risks as the implementation of business plans, contract performance, sufficiency of funds and other risks described in the Company's periodic reports on file with the Securities and Exchange Commission.